Exhibit 10.4

 EXECUTION VERSION

21 September 2017

To:	GulfMark Americas, Inc. (the “Borrower”) GulfMark Management, Inc. (the “Pledgor” and, together with Borrower, “you”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024 United States

Attention: Chief Financial Officer

From:	The Royal Bank of Scotland plc (in its capacity as Agent for the Lenders)

Syndicated Loans Agency Corporate & Institutional Banking,

250 Bishopsgate London, EC2M 4AA

United Kingdom

Dear Sirs,

Multicurrency Facility Agreement dated 26 September 2014 (as amended, supplemented and/or restated from time to time and as last amended on 31 March 2016) (the “Facility Agreement”, capitalised terms used but not defined herein as therein defined).

1.	Introduction

1.1

Reference is made to the Facility Agreement, the letter agreement, dated 8 March 2017, between the Borrower, GulfMark Offshore, Inc. (the “Parent”) and the Agent (the “Interim Funding Letter”), the letter agreements, dated 17 March, 14 April, 28 April, 12 May, 19 May, 31 May and 16 June 2017, in each case between inter alia you and the Agent, (collectively, the “Support Letters”) and the long-term forbearance letter, dated 26 June 2017, between you and the Agent, as amended by the extension letters, dated 18, 25 and 31 August and 8 September 2017, between you and the Agent (as so amended, the “Long-Term Forbearance Letter”). This letter amends and restates the Long-Term Forbearance Letter and shall be referred to as the “Second Long-Term Forbearance Letter”.

1.2

In connection with the Parent’s voluntary case (the “Chapter 11 Case”) under Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Court”), the Lenders have reviewed and considered Parent’s proposed plan of reorganization filed with the Court on 26 June 2017 D.I. 165 (the “26 June Agreed Plan”, and including all exhibits and schedules thereto, and as amended, modified or supplemented solely in accordance with this Second Long-Term Forbearance Letter, as applicable, the “Agreed Plan”) and the disclosure statement describing the Agreed Plan approved by the Court on 27 June 2017 D.I. 166 (including all exhibits and schedules thereto, the “Disclosure Statement”).

1.3

You have requested, and the Agent (acting on the instructions of all the Lenders), in order to facilitate the implementation of the Agreed Plan, has agreed to forbear from exercising any remedies in respect of the Enumerated Defaults (as defined below) during the Forbearance Period (as defined below) on the terms of this Second Long-Term Forbearance Letter.

2.	Forbearance Period

2.1

During the Forbearance Period, the Agent (acting on the instructions of all the Lenders) hereby agrees to waive each Default and Event of Default which is an Enumerated Default (and to forbear from exercising any rights or remedies under the Finance Documents as a result of any such Default and/or Event of Default which is an Enumerated Default), Clause 30.20.2 of the Facility Agreement shall not apply and no interest shall accrue at the default rate pursuant to Clause 16.3 of the Facility Agreement.

2.2	The “Forbearance Period” is the period beginning on the date the conditions set forth in clause 4 below have been satisfied and ending on the earlier of:

(a)	the occurrence of any Early Termination Event (as defined below);

(b)	the effectiveness of the Agreed Plan; or

(c)

27 September 2017, provided that the Borrower may, by written notice to the Agent, extend the Forbearance Period to 31 October 2017, subject to the satisfaction of the following conditions (as determined by the Agent acting on instructions of all Lenders):

(i)

(A) by 11:59 p.m. (New York Time) on 27 September 2017, the Parent shall have accepted lending commitments pursuant to one or more definitive commitment letters from persons committing to provide exit financing credit facilities to the Borrower, the Parent and/or any of their respective Affiliates on the effective date of the Agreed Plan of not less than $125,000,000 (the “Exit Financing” and the related commitment letter(s), the “Exit Financing Commitment Letter(s)”), which commitments shall not be subject to any material conditions other than (1) the effectiveness of the Agreed Plan and the transactions contemplated thereby, (2) final loan documentation that is satisfactory to the Parent and such committed persons and that includes the terms of the financing referenced in such commitment letter(s) and (3) in the case of any such commitment letter provided by DNB Capital LLC (and/or any of its affiliates), the conditions set forth in the Indicative Summary of Terms and Conditions delivered by DNB Bank ASA to the Parent on 15 September 2017 (the “DNB Term Sheet”), and (B) the Exit Financing Commitment Letter(s) are “acceptable” to the Requisite Noteholders (as defined in the Restructuring Support Agreement (as defined in the 26 June Agreed Plan)); and

(ii)

As of the effective date of such extension, the Borrower is in compliance in all respects with the Facility Agreement, the Interim Funding Letter, this Second Long-Term Forbearance Letter and all other Forbearance Documents.

2.3	The occurrence of any of the following events constitutes an “Early Termination Event”:

(i)

the Parent or any of the Consenting Noteholders (as defined in the Restructuring Support Agreement (as defined in the 26 June Agreed Plan)) directly or indirectly (A) repudiates its acceptance of the Exit Financing or terminates its acceptance of the Restructuring Support Agreement or (B) objects to the approval or consummation of the Exit Financing, except in each case if the Requisite Noteholders under the Restructuring Support Agreement continue to support the Exit Financing Commitment Letter(s) or alternate lending commitments acceptable to the Parent pursuant to one or more definitive commitment letters from persons committing to provide exit financing credit facilities to the Borrower, the Parent and/or any of their respective Affiliates on the effective date of the Agreed Plan of not less than $125,000,000, with conditions precedent to funding that, in the Agent’s reasonable judgement, make it at least as likely to close by 31 October 2017 as compared to the exit financing described in the DNB Term Sheet;

(ii)	if the Forbearance Period has been extended in accordance with clause 2.2(c), the Court has not entered an order confirming the Agreed Plan on or before 10 October 2017;

(iii)

the Restructuring Support Agreement (as defined in the 26 June Agreed Plan), (A) ceases to be effective or otherwise terminates in accordance with its terms prior to effectiveness of the Agreed Plan, or (B) is amended, waived or modified in such a way as to alter any of the economic terms set forth therein in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (as defined in the 26 June Agreed Plan) (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders);

(iv)	the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code;

(v)	the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in the Chapter 11 Case;

(vi)

entry of an order by the Court terminating the Parent’s exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code or if the Parent loses exclusivity by failing to make a timely motion to extend the exclusive period and exclusivity lapses or the Court denies the Parent’s motion to extend the exclusive period;

(vii)	the Court or another court of competent jurisdiction denies confirmation of the Agreed Plan;

(viii)

entry of an order by the Court amending or modifying the Agreed Plan in a manner that either (A) alters the treatment of the RBS Guaranty Claim under the Agreed Plan (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (B) otherwise alters the economic terms thereof in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders);

(ix)

if the Confirmation Order (as defined in the 26 June Agreed Plan) in respect of the Agreed Plan is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in a manner that either (A) alters the treatment of the RBS Guaranty Claim under the Agreed Plan (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (B) otherwise alters the economic terms thereof in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders);

(x)

the Parent, the Consenting Noteholders (as used throughout as defined in the 26 June Agreed Plan), DNB (as defined in the 26 June Agreed Plan), or, in each case, their respective affiliates, representatives, or affiliates’ representatives files, or enters into, any agreements or arrangements relating to, or otherwise supporting (A) any plan of reorganization other than the Agreed Plan or (B) any amendments, modifications or supplements to the Agreed Plan, in each case, other than with respect to a plan (or amendments, modifications or supplements to the Agreed Plan) that (1) does not alter the treatment of the RBS Guaranty Claim under the Agreed Plan (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) does not otherwise alter the economic terms thereof in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders);

(xi)

the Parent withdraws the Disclosure Statement or the Agreed Plan or files any motion or pleading with the Court that is not consistent with the Disclosure Statement, Agreed Plan or this Second Long-Term Forbearance Letter and such motion or pleading has not been withdrawn prior to the earlier of (x) two (2) Business Days after the Borrower receives written notice from the Agent or its counsel that such motion or pleading is inconsistent with the Disclosure Statement, Agreed Plan or this Second Long-Term Forbearance Letter and (y) entry of an order of the Court approving such motion or pleading;

(xii)

the issuance by any governmental authority, including the Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining consummation of the transactions contemplated by the Agreed Plan (the “Restructuring”); provided, that the Parent shall have five (5) New York business days after the issuance of such ruling or order to obtain relief that would allow consummation of the Restructuring in a manner that (i) does not alter the treatment of the RBS Guaranty Claim under the Agreed Plan (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (ii) does not otherwise alter any economic terms in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders);

(xiii)	the occurrence of the maturity date for any debtor-in-possession or other debt financing of the Parent and/or the NOK Borrower;

(xiv)	a Change of Control;

(xv)	any corporate action, legal proceedings or other procedure or step (in any jurisdiction) is taken in relation to:

(1)	the commencement by the Borrower, GulfMark Rederi A.S. (the “NOK Borrower”) or any other Material Company (other than the Parent) of a voluntary case under the Bankruptcy Code;

(2)

a moratorium of any indebtedness, winding-up, dissolution, administration, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), adjustment of debt, dissolution, insolvency or liquidation of the Borrower, the NOK Borrower or any Material Company (other than the Parent);

(3)	a composition, compromise, assignment or arrangement with any class of creditors of the Borrower, the NOK Borrower or any Material Company (other than the Parent); or

(4)

the appointment of a liquidator, receiver, administrative receiver, administrator, custodian (as defined in the Bankruptcy Code or any similar law in any jurisdiction), compulsory manager or other similar officer in respect of the Borrower, the NOK Borrower or any Material Company (other than the Parent) or any of their respective assets;

(xvi)

any failure by the Borrower to comply in all material respects with (a) the Interim Funding Letter, (b) this Second Long-Term Forbearance Letter; (c) each Support Letter; (d) the fee letter among the Borrower, the Parent and Sullivan & Cromwell LLP, dated 8 March 2017; (e) the engagement letter among FTI Consulting, Inc., the Borrower, the Parent and Sullivan & Cromwell LLP, dated 12 January 2017 (and executed by the Borrower and the Parent on 7 March 2017); (f) the fee letter among the Borrower, the Parent and Holman Fenwick Willan LLP, as maritime counsel to the Agent, dated 14 April 2017; and (g) the fee letter among the Borrower, the Parent and Young Conaway Stargatt & Taylor, LLP, as Delaware counsel to the Agent, dated 12 May 2017 ((b) through (g), collectively, the “Forbearance Documents”);

(xvii)	an involuntary case is commenced against the Borrower, the NOK Borrower or any Material Company (other than the Parent) under the Bankruptcy Code or any similar law of another jurisdiction; or

(xviii)	enforcement of any Security securing indebtedness for borrowed money in excess of $5.0 million over any assets of any Obligor.

2.4	On termination (for any reason) of the Forbearance Period:

(a)	clause 2.1 of this Second Long-Term Forbearance Letter shall be disapplied and Clause 30.20.2 of the Facility Agreement shall operate automatically in accordance with its terms;

(b)

there shall be deemed to be an ongoing Event of Default under the Facility Agreement and notice shall have been deemed given by the Agent to the Borrower in accordance with Clause 30.20.1 of the Facility Agreement;

(c)

the unpaid principal amount of all outstanding Loans and all interest and other amounts owing under the Finance Documents and the Forbearance Documents (without duplication) shall be immediately due and payable; and

(d)

the Majority Lenders shall be entitled to exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents it being understood and agreed that, in any case, prior to the date of such termination of the Forbearance Period, no interest shall accrue at the default rate pursuant to Clause 16.3 of the Facility Agreement.

3.	Enumerated Defaults

3.1	Each of the following is an “Enumerated Default”:

(a)	an Event of Default under Clause 30.4.1 of the Facility Agreement, but only insofar as it arises as a result of:

(i)	Parent’s failure to deliver the financial information required under Clause 27.1.1 of the Facility Agreement;

(ii)	Parent’s failure to deliver a Compliance Certificate as required under Clause 27.2 of the Facility Agreement in relation to the immediately preceding sub-clause (i) above;

(iii)

Parent’s failure to the notify the Agent of any Default or Event of Default as required under Clause 27.10 of the Facility Agreement, but only insofar as such Default or Event of Default constitutes an Enumerated Default and excluding, for the avoidance of doubt, any Early Termination Event that also constitutes a Default or Event of Default; or

(iv)	a breach of any financial covenant set forth in Clause 28 of the Facility Agreement;

(b)

an Event of Default under Clause 30.5 of the Facility Agreement, but only insofar as it arises as a result of a failure to comply with Clause 29.2 of the Facility Agreement due to Parent’s failure to file any required filing with the SEC in the prescribed time frame;

(c)	an Event of Default under Clause 30.14 of the Facility Agreement arising as a result of a “going concern” or like qualification or exception;

(d)	an Event of Default under Clause 30.7 of the Facility Agreement, but only insofar as it arises as a result of:

(i)	A Default or Event of Default under the indenture governing the 2022 Notes arising as a result of either:

(1)	Parent’s failure to pay scheduled interest or coupon amounts as required by the indenture governing the 2022 Notes (the “Notes Non-Payment”); or

(2)	the Case; or

(ii)	a Default or Event of Default under the NOK Facility arising as a result of either:

(1)	the Notes Non-Payment;

(2)	the Case; or

(3)	any of the Enumerated Defaults;

(e)	an Event of Default under Clause 30.8 of the Facility Agreement, but only insofar as it arises as a result of:

(i)	Parent or any of its Subsidiaries (other than the Borrower and the Pledgor) entering into negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	the Case; or

(iii)	the Notes Non-Payment;

(f)	an Event of Default under Clause 30.9.1 of the Facility Agreement, but only insofar as it applies directly to the Parent and as a result of the Case or the Notes Non-Payment;

(g)

an Event of Default under Clause 30.6 of the Facility Agreement but only insofar as it arises as a result of the representation at Clause 26.11 being repeated in relation to an Enumerated Default during the Forbearance Period; and

(h)	an Event of Default under Clause 30.19 of the Facility Agreement.

3.2	The Forbearance Period in respect of the Enumerated Defaults is limited in nature and nothing in this Second Long-Term Forbearance Letter is intended, or will be deemed to:

(a)

constitute a waiver of any Defaults or Events of Default other than the Enumerated Defaults during the Forbearance Period or compliance with any term or provision of the Finance Documents or applicable law, except to the extent expressly provided for herein; or

(b)	establish a custom or course of dealing between you, on the one hand, and the Agent or any Lender, on the other hand.

4.	Conditions to Forbearance Period

The Forbearance Period shall commence upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders):

(a)

the Court has approved the Disclosure Statement without modification or amendment in any manner that either (1) alters the treatment of the RBS Guaranty Claim under the Agreed Plan (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) otherwise alters any economic terms in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders);

(b)

the Borrower has, to the extent invoiced on or prior to the date hereof, paid all outstanding fees and expenses of financial advisor and counsel to the Agent required to be paid pursuant to the terms of the Facility Agreement and clause 10 below; and

(c)	as of the date hereof, the Borrower is in material compliance with the Interim Funding Letter, the Support Letters and this Second Long-Term Forbearance Letter.

5.	More Favourable Terms

To the extent that any other forbearance or standstill agreement entered into by the Parent or any of its subsidiaries (any such agreement, a “Third Party Forbearance Agreement”), or any amendment to any Third Party Forbearance Agreement entered into or agreed on or after the date of this Second Long-Term Forbearance Letter during the Forbearance Period, provides any benefit or right to any creditor party thereto that is more favourable than any benefit or right provided under this Second Long-Term Forbearance Letter, taking into account the terms and conditions currently in effect with such creditor party, notwithstanding the relevant Third Party Forbearance Agreement, this Second Long-Term Forbearance Letter shall be amended so as to cause any such benefit or right to be made available to the Lenders concurrently with making any such benefit or right available, and on comparable terms as it is made available, to any such other creditor. The Borrower agrees to provide copies of any Third Party Forbearance Agreement or any amendments to Third Party Forbearance Agreements to the Lenders promptly, but in any event within two (2) Business Days, of execution thereof.

6.	Tolling of time periods

The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring to enforce its rights and remedies against you are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period.

7.	Acknowledgement

Pledgor and Borrower, for themselves and on behalf of their respective direct and indirect Subsidiaries, agree and acknowledge that as of 14 September 2017, the aggregate amount of (a) outstanding Loans under the Facilities is US$72,000,000.00, comprised of US$68,000,000.00 of Revolving Facility Loans and US$4,000,000.00 of Swingline Loans, (b) outstanding principal amount of the Letter of Credit is MXN28,829,418.47, (c) accrued and unpaid interest and fees owed to the Lenders and the Issuing Bank is US$322,937.76, (d) in each case, the foregoing amounts do not include fees, costs, expenses and other amounts which are chargeable to or otherwise reimbursable by the Obligors on a joint and several basis (items (a) through (d), collectively and without excluding any other amounts due under the Facilities, the “Facility Obligations”), (e) the Facility Obligations constitute the legal, valid and binding obligations of the Obligors and (f) the Transaction Security comprises valid, binding, and enforceable first priority liens, mortgages and security interests in favour of the Security Agent for the benefit of the Secured Parties in the assets secured thereby.

8.	Reduction of Commitments

You agree and acknowledge that (a) the Total Revolving Facility Commitments shall be equal to the aggregate principal amount of Revolving Facility Loans and Letters of Credit outstanding under the Revolving Facility as of the date hereof and (b) the Total Swingline Commitments shall be equal to the aggregate principal amount of Swingline Loans outstanding under the Swingline Facility as of the date hereof.

9.	Counterparts

This Second Long-Term Forbearance Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Second Long-Term Forbearance Letter.

10.	Fees and expenses

During the Forbearance Period, you shall duly and punctually pay all reasonably incurred fees and expenses upon receipt of invoices pursuant to, and in accordance with, the Facility Agreement and within the terms and time limits specified in the Forbearance Documents. Each of you hereby acknowledges you shall each be jointly and severally liable for fees and expenses due under each of the Forbearance Documents.

11.	No other amendments; reservation of rights; no waiver

Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Interim Funding Letter, the Support Letters (to the extent applicable), the Finance Documents and the Forbearance Documents shall remain in full force and effect.

12.	Amendments to Agreed Plan

The Agreed Plan shall not be amended, modified or supplemented, other than with respect to amendments, modifications or supplements that (A) do not alter the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (B) do not otherwise alter any economic terms in a manner that is adverse to the Lenders (it being acknowledged that any change which alters (1) the treatment of the RBS Guaranty Claim (including by changing the manner in which the RBS Guaranty Claim is unimpaired) or (2) the condition that the RBS Guaranty Claim is paid in full in Cash on or as soon as reasonably practicable after effectiveness of the Agreed Plan as described in the 26 June Agreed Plan and Disclosure Statement is a change to an economic term that is adverse to the Lenders).

13.	Governing law, jurisdiction and enforcement

This Second Long-Term Forbearance Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by English law. This Second Long-Term Forbearance Letter is a Finance Document. The provisions of Clauses 44 (Remedies and Waivers) and 49 (Enforcement) of the Facility Agreement shall apply in relation to this Second Long-Term Forbearance Letter as if such provisions were restated in this Second Long-Term Forbearance Letter in their entirety, but with references in Clause 49 (Enforcement) to “Finance Documents” and “this Agreement” construed to refer to this Second Long-Term Forbearance Letter.

[Signature Pages Follow]

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance of this letter below. Yours faithfully The Agent /s/ Steve Swann
……………………………………………………
For and on behalf of The Royal Bank of Scotland plc (acting on the instructions of all the Lenders)

[Signature Page to Second Long-Term Forbearance Letter]

Accepted and agreed by:

The Borrower

/s/ James M. Mitchell …………………………………………………… For and on behalf of GulfMark Americas, Inc.	9/21/2017 ……………………………………… Date

The Pledgor

/s/ James M. Mitchell …………………………………………………… For and on behalf of GulfMark Management, Inc.	9/21/2017 ………………………………………… Date

[Signature Page to Second Long-Term Forbearance Letter]